Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Third Quarter 2023 Results

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Highlights

●U.S. GAAP diluted earnings per share of 64 cents vs. $1.24 in 2022; prior year includes the gain on Russian business disposal
●Comparable diluted earnings per share of 83 cents vs. 75 cents in 2022; results include impact of 2022 Russian business disposal
●Announced agreement to sell aerospace business to BAE Systems for $5.6 billion; regulatory approval process underway and use of net proceeds are intended to accelerate deleveraging, increase share repurchases and drive significant EVA accretion
●Sequential quarterly improvement in 2023 global beverage can shipments; 3Q shipments down 3% versus 2Q shipments down 5%, excluding impact of 2022 Russian business disposal
●Reiterate ability to achieve $200 million of net inflation recovery and at least $150 million of cost savings in 2023
●In 2023, potential to achieve low- to mid-single digit comparable diluted earnings per share growth, inclusive of divested Russian operating earnings headwind
●Reiterate ability to generate approximately $750 million of free cash flow, grow comparable diluted earnings per share and EVA, reduce leverage and return value to shareholders in 2023

WESTMINSTER, Colo., November 2, 2023 – Ball Corporation (NYSE: BALL) today reported, on a U.S. GAAP basis, third quarter 2023 net earnings attributable to the corporation of $203 million (including net after-tax charges of $60 million, or 19 cents per diluted share for business consolidation and other non-comparable items) or diluted earnings per share of 64 cents, on sales of $3.57 billion, compared to net earnings attributable to the corporation of $392 million (including a net after-tax gain of $154 million, or 49 cents per diluted share for business consolidation and other non-comparable items, including the gain on disposal for the Russian beverage packaging operations) or diluted earnings per share of $1.24, on sales of $3.95 billion in 2022. Results for the first nine months of 2023 were net earnings attributable to the corporation of $553 million, or $1.74 per diluted share, on sales of $10.63 billion compared to $664 million, or $2.07 per diluted share, on sales of $11.80 billion for the first nine months of 2022.

Ball’s third quarter and year-to-date 2023 comparable earnings per diluted share were 83 cents and $2.13, respectively, versus third quarter and year-to-date 2022 comparable earnings per diluted share of 75 cents and $2.34, respectively.

“We delivered strong third quarter results. Improved operational efficiencies across our global aluminum packaging operations, inflationary cost recovery and benefits of cost-out actions offset higher interest costs and challenging year-over-year volume comparisons. During the third quarter, the initial phase of sequential improvement in our quarter-over-quarter global beverage can shipments emerged and was driven by double-digit volume growth in our Brazilian beverage can business. In North America, we further optimized our plant network to ensure proper supply/demand balance while continuing to enable access to high-quality, innovative aluminum beverage cans and bottles at a growth cadence appropriate for current market conditions and our customer mix. These actions and improved plant performance, in addition to deploying the aerospace sale proceeds to significantly reduce our leverage and increase share repurchases, serve as catalysts for higher shareholder returns,” said Daniel W. Fisher, chairman and chief executive officer.

Details of segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped. Year-over-year global and EMEA segment volume data exclude the impact of the Russian beverage can business sale completed in third quarter of 2022, unless specifically noted otherwise.

On August 17, 2023, the company announced that it reached an agreement to sell its aerospace business to BAE Systems for gross proceeds of $5.6 billion in cash. The transaction is subject to regulatory approvals and certain closing conditions and adjustments, therefore, prospective estimates for certain financial metrics provided in today’s release exclude any potential impact of the aerospace business sale.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for third quarter 2023 were $196 million on sales of $1.54 billion compared to $205 million on sales of $1.80 billion during the same period in 2022. Third quarter sales reflect lower shipments and the contractual pass through of lower aluminum costs favorably offset by incremental inflation recovery.

Third quarter segment comparable operating earnings decreased year-over-year reflecting incremental inflation recovery and improved operational performance being more than offset by 9.9 percent lower volumes driven by our customer exposure to the continuing U.S. mass beer brand disruption.

To maximize returns on invested capital and position our North American plant system for near-term demand trends, the company will permanently cease operations at its leased Kent, Washington, facility, and, in alignment with our customer’s timeline, defer the Concord, North Carolina, beverage can plant project until 2028. In addition, the company has permanently discontinued plans to construct the North Las Vegas beverage can plant. The combination of these actions will ensure supply/demand balance is appropriate for current macroeconomic conditions while also providing our customers access at scale to high-quality, innovative aluminum cans and bottles from our agile plant network and, also enable our ability to achieve appropriate returns on capital for the value delivered.

Fixed and variable cost management, continued improvements in operational performance and our ability to leverage the flexibility of our manufacturing network to serve customers experiencing challenges and opportunities are expected to improve year-over-year results, in 2023 and beyond. Aluminum beverage cans continue to outperform other substrates, and we remain dedicated to enabling the greater use of low-carbon, best-value innovative aluminum packaging solutions across our customer mix.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for third quarter 2023 were $103 million on sales of $902 million compared to $82 million on sales of $1.03 billion during the same period in 2022. Third quarter sales reflect lower year-over-year shipments due to the sale of the Russian operations during the third quarter of 2022 and the contractual pass through of lower aluminum costs. Historical results for the Russian operations will continue to be reflected in beverage packaging, EMEA segment results prior to the sale. See Note 1 “Business Segment Information” for additional information about the sale agreement and historical results.

Third quarter operating earnings reflect favorable price/mix and inflationary cost recovery, partially offset by the year-over-year $14 million operating earnings headwind due to the sale of the Russian operations during the third quarter of 2022. Packaging mix shift to aluminum cans supported by ongoing packaging legislation in certain countries continues to be a long-term growth driver despite recent inflation-induced consumer demand weakness, largely in the U.K. Year-over-year third quarter segment volumes decreased approximately 1.9 percent, excluding Russia, and were down 15.2 percent, including Russia.

During 2023, contractual recovery of 2022 inflation and cost savings are anticipated to offset the year-over-year earnings headwind associated with the Russian business sale.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for third quarter 2023 were $61 million on sales of $489 million compared to $67 million on sales of $466 million during the same period in 2022. Year-over-year sales reflect higher volumes, offset by the contractual pass through of lower aluminum costs. Third quarter segment comparable operating earnings decreased year-over-year due to unfavorable regional product mix in Brazil and challenging economic conditions in Argentina.

Segment volumes increased 14.1 percent in the third quarter in preparation for the busy fourth quarter summer selling season. Across South America, multi-year customer initiatives to increase the use of sustainable aluminum packaging are expected to continue, and in Brazil, package mix shift to aluminum is expected to continue to improve exiting 2023.

Aerospace

Aerospace segment comparable operating earnings for third quarter 2023 were $46 million on sales of $460 million compared to $47 million on sales of $477 million during the same period in 2022. Backlog remained strong at $2.9 billion, and contracts won, but not yet booked into backlog, finished the quarter at $6.2 billion.

Third quarter 2023 segment comparable operating earnings reflect solid performance despite short-term, isolated supply chain and U.S. government customer inefficiencies pressuring results. Demand for Ball Aerospace’s services and technologies for mission-critical programs remains strong. During the quarter, backlog and won-not-booked into backlog increased $300 million and $200 million, respectively.

On August 17, 2023, Ball Corporation announced that it reached an agreement to sell its aerospace business to BAE Systems for gross proceeds of $5.6 billion in cash (after-tax proceeds of approximately $4.5 billion). The transaction is subject to regulatory approvals and customary closing conditions and adjustments. The process to achieve necessary regulatory approvals is underway and when appropriate, a progress announcement will be made.

Non-reportable

In addition to undistributed corporate expenses, the results for the company’s global aluminum aerosol business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business continue to be reported in other non-reportable.

Third quarter 2023 results reflect lower year-over-year undistributed corporate expenses, solid operational performance in the extruded aluminum aerosol business and improved results in the other non-reportable beverage can manufacturing facilities. Volume across the company’s global extruded aluminum bottles and aerosol containers increased 10.4 percent during the quarter. During the quarter, the company’s global aluminum aerosol customers and regional water and personal care brands continued to pursue next generation lightweight sustainable packaging solutions and expand usage of refillable aluminum bottles for certain venues. The company continues to execute incremental extruded aluminum line investments to provide increased production capabilities to serve contracted growing customer demand.

Late in the quarter, a fire occurred at the company’s Verona, Virginia, extruded aluminum slug manufacturing facility. The company is grateful that all employees were evacuated safely from the facility during the incident and that no injuries occurred while extinguishing the blaze. The extruded aluminum aerosol business team continues to support the well-being of our employees impacted by the incident and is also working very hard to try to meet aluminum slug customers’ needs from the company’s remaining global aluminum slug manufacturing facilities.

Outlook

“Our teams are doing an excellent job of managing costs, working capital and short-term customer demand and supply chain issues. We remain well-positioned to deliver free cash flow of approximately $750 million in 2023 and, utilizing existing cash on hand, we are prepared to address our near-term debt maturities in advance of receiving proceeds from the announced aerospace sale. Looking ahead, increased free cash flow generation and approximately $4.5 billion of after-tax proceeds from the aerospace sale are intended to be used to immediately reduce debt by approximately $2 billion driving leverage to in the range of 3.0x net debt to comparable EBITDA and, approximately $2 billion of proceeds are intended to be used to increase return of value to shareholders via share buybacks and dividends moving forward,” said Howard Yu, executive vice president and chief financial officer.

“Maximizing returns, improving free cash conversion, driving organic growth across our customer mix and being good stewards of our capital are our core areas of focus. In addition to unlocking value from the announced sale of our aerospace business, we look forward to driving the broader use of low-carbon, best-value aluminum packaging solutions to preserve our planet and achieve the best outcomes for our stakeholders. Despite higher interest costs, year-to-date demand trends and the Russian business divestment headwind, the potential remains for us to grow comparable diluted earnings per share, improve EVA generation, and increase cash flow to deleverage and return value to shareholders in 2023. Moving forward, our improved operational performance, improved financial flexibility and ability to leverage our well-capitalized and optimized plant network to deliver best-in-class innovative aluminum packaging to our customers will expand shareholder value creation for many years to come,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 21,000 people worldwide and reported 2022 net sales of $15.35 billion. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its third quarter 2023 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 888-754-4437. International callers should dial +1 212-231-2913. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/2fd2gp6v

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on November 2, 2023, until 11 a.m. Mountain time on November 9, 2023. To access the replay, call 800-633-8284 (North American callers) or +1 402-977-9140 (international callers) and use reservation number 22028173. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements

This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” “believes,” and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball’s Form 10-K, which are available on Ball’s website and at www.sec.gov. Additional factors that might affect: a) Ball’s packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball’s supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; b) Ball’s aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; failure to obtain, or delays in obtaining, required regulatory approvals or clearances for the proposed transaction; any failure by the parties to satisfy any of the other conditions to the proposed transaction; the possibility that the proposed transaction is ultimately not consummated; potential adverse effects of the announcement or results of the proposed transaction on the ability to develop and maintain relationships with personnel and customers, suppliers and others with whom it does business or otherwise on the business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from ongoing business operations due to the proposed transaction; the impact of the proposed transaction on the ability to retain and hire key personnel; and c) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball’s defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies, including policies, orders, and actions related to COVID-19; reduced cash flow; interest rates affecting Ball’s debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball’s operating results and business generally; and potential adverse effects of the announcement or results of the proposed transaction on the market price of Ball Corporation’s common stock.

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Condensed Financial Statements (Third Quarter 2023)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2023	2022	2023	2022

Net sales	$3,571	$3,951	$10,626	$11,801

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,894)	(3,275)	(8,655)	(9,736)
Depreciation and amortization	(173)	(157)	(509)	(510)
Selling, general and administrative	(132)	(159)	(428)	(506)
Business consolidation and other activities	(47)	163	(61)	(23)
	(3,246)	(3,428)	(9,653)	(10,775)

Earnings before interest and taxes	325	523	973	1,026

Interest expense	(122)	(79)	(350)	(216)
Debt refinancing and other costs	-	-	-	(2)
Total interest expense	(122)	(79)	(350)	(218)
Earnings before taxes	203	444	623	808
Tax (provision) benefit	(2)	(38)	(79)	(139)
Equity in results of affiliates, net of tax	3	(12)	13	7

Net earnings	204	394	557	676

Net earnings attributable to noncontrolling interests, net of tax	1	2	4	12

Net earnings attributable to Ball Corporation	$203	$392	$553	$664

Earnings per share:
Basic	$0.64	$1.25	$1.76	$2.09
Diluted	$0.64	$1.24	$1.74	$2.07

Weighted average shares outstanding (000s):
Basic	314,983	314,054	314,596	317,296
Diluted	317,296	317,061	316,938	321,222

Condensed Financial Statements (Third Quarter 2023)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2023	2022

Cash Flows from Operating Activities:
Net earnings	$557	$676
Depreciation and amortization	509	510
Business consolidation and other activities	61	23
Deferred tax provision (benefit)	(87)	(23)
Pension contributions	(13)	(113)
Other, net	71	(165)
Changes in working capital components, net of dispositions	29	(1,132)
Cash provided by (used in) operating activities	1,127	(224)
Cash Flows from Investing Activities:
Capital expenditures	(830)	(1,262)
Business dispositions, net of cash sold	-	748
Other, net	4	62
Cash provided by (used in) investing activities	(826)	(452)
Cash Flows from Financing Activities:
Changes in borrowings, net	652	1,418
Acquisitions of treasury stock	(3)	(617)
Dividends	(189)	(191)
Other, net	30	13
Cash provided by (used in) financing activities	490	623
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	-	(30)
Change in cash, cash equivalents and restricted cash	791	(83)
Cash, cash equivalents and restricted cash - beginning of period	558	579
Cash, cash equivalents and restricted cash - end of period	$1,349	$496

Condensed Financial Statements (Third Quarter 2023)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2023	2022

Assets
Current assets
Cash and cash equivalents	$1,335	$473
Receivables, net	2,059	2,877
Inventories, net	1,688	2,201
Other current assets	326	261
Total current assets	5,408	5,812
Property, plant and equipment, net	7,264	6,738
Goodwill	4,222	4,119
Intangible assets, net	1,315	1,410
Other assets	1,723	1,974

Total assets	$19,932	$20,053

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$2,108	$470
Payables and other accrued liabilities	4,607	5,719
Total current liabilities	6,715	6,189
Long-term debt	7,483	8,363
Other long-term liabilities	1,726	1,952
Equity	4,008	3,549

Total liabilities and equity	$19,932	$20,053

Notes to the Condensed Financial Statements (Third Quarter 2023)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, EMEA: Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and provide services used in the defense, civil space and commercial space industries. In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all of the outstanding equity interests in Ball’s aerospace business to BAE for a purchase price of approximately $5.6 billion in cash, which sale, if consummated, would result in an estimated $4.5 billion in after-tax proceeds and an estimated pre-tax gain in excess of $4.5 billion. These estimates are subject to customary closing adjustments to the purchase price under the terms of the Agreement. The closing of the transaction is subject to the approvals, clearances, or waiting period expirations or terminations required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and from the Committee on Foreign Investment in the United States, among other regulatory approvals, and other customary closing conditions. As of September 30, 2023, we are in the process of seeking such regulatory approvals, clearances, and waiting period expirations or terminations but cannot yet assert that it is probable that such approvals, clearances, and waiting period expirations or terminations will be obtained or the other closing conditions will be satisfied. Due to these conditions, as of September 30, 2023, Ball’s aerospace business does not meet the requirements for held for sale presentation in Ball’s consolidated financial statements.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and throughout the Asia Pacific region; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

During 2022, the company completed an evaluation of the estimated useful lives of its manufacturing equipment, buildings and certain assembly and test equipment. The company utilized a third-party appraiser to assist in the evaluation, which was performed as a result of the company’s experience with the duration over which its equipment can be utilized. Effective July 1, 2022, Ball revised the estimated useful lives of its equipment and buildings, which resulted in a net reduction in depreciation expense of approximately $52 million ($40 million after tax, or $0.13 per diluted share) for the nine months ended September 30, 2023, as compared to the amount of depreciation expense that would have been recognized by utilizing the prior depreciable lives. As the change was effective as of July 1, 2022, there is no impact to comparative prior quarters on a quarter to date basis after June 30, 2023.

In the first quarter of 2022, the company announced that it was pursuing the sale of its aluminum beverage packaging business located in Russia. In the second quarter of 2022, Ball experienced deteriorating conditions and determined this constituted a triggering event for its Russian long-lived asset group. As a result, Ball recorded an impairment loss of $435 million during the second quarter of 2022. In the third quarter of 2022, the company completed the sale of its Russian aluminum beverage packaging business for total cash consideration of $530 million and recorded a gain on disposal of $222 million. When considering the impairment loss recorded during the second quarter 2022 of $435 million, the impairment loss net of gain on the sale of the Russian business was $213 million for the nine months ended September 30, 2022, and for the year ended December 31, 2022. The impairment loss in the second quarter and the gain on sale in the third quarter were recorded in business consolidation and other activities. Ball’s historical operations and results of the Russian aluminum beverage packaging business are included in the results of the beverage packaging, EMEA, business through the date of the disposal in the third quarter of 2022.

Notes to the Condensed Financial Statements (Third Quarter 2023)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2023	2022	2023	2022

Net sales
Beverage packaging, North and Central America	$1,541	$1,800	$4,582	$5,184
Beverage packaging, EMEA (a)	902	1,031	2,656	3,106
Beverage packaging, South America	489	466	1,344	1,494
Aerospace	460	477	1,467	1,471
Reportable segment sales	3,392	3,774	10,049	11,255
Other	179	177	577	546
Net sales	$3,571	$3,951	$10,626	$11,801

Comparable operating earnings
Beverage packaging, North and Central America	$196	$205	$554	$543
Beverage packaging, EMEA (a)	103	82	274	311
Beverage packaging, South America	61	67	141	197
Aerospace	46	47	160	126
Reportable segment comparable operating earnings	406	401	1,129	1,177

Other (b)	-	(8)	7	(26)
Comparable operating earnings	406	393	1,136	1,151
Reconciling items
Business consolidation and other activities	(47)	163	(61)	(23)
Amortization of acquired Rexam intangibles	(34)	(33)	(102)	(102)
Earnings before interest and taxes	$325	$523	$973	$1,026

(a)	See the accompanying information below for results of the Russian aluminum beverage packaging business divested in September 2022.
(b)	Includes undistributed corporate expenses, net, of $18 million and $25 million for the three months ended September 30, 2023 and 2022, respectively, and $60 million and $73 million for the nine months ended September 30, 2023 and 2022, respectively.

A summary of the results of the Russian aluminum beverage packaging business and the non-Russian components of the beverage packaging, EMEA, segment, for the three and nine months ended September 30, 2023 and 2022, are shown below:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2023	2022	2023	2022

Net sales
Russia	$—	$173	$—	$554
Non-Russia	902	858	2,656	2,552
Beverage packaging, EMEA, segment	$902	$1,031	$2,656	$3,106

Comparable operating earnings
Russia	$—	$14	$—	$86
Non-Russia	103	68	274	225
Beverage packaging, EMEA, segment	$103	$82	$274	$311

The Russian sales and comparable operating earnings figures in the above table include historical support by Russia for non-Russian regions.

Notes to the Condensed Financial Statements (Third Quarter 2023)

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt, Free Cash Flow – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation. Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; however, it may be adjusted for items that affect comparability between periods. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financials” tab.

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2023	2022	2023	2022

Net earnings attributable to Ball Corporation	$203	$392	$553	$664
Facility closure costs and other items (1)	18	56	32	88
Business divestments and other related items (2)	29	(219)	29	(93)
Donation to The Ball Foundation	-	-	-	30
Amortization of acquired Rexam intangibles	34	33	102	102
Non-comparable tax items	(21)	(24)	(42)	(38)
Comparable Net Earnings	$263	$238	$674	$753
Comparable Diluted Earnings Per Share	$0.83	$0.75	$2.13	$2.34

(1)	In the first quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Wallkill, New York. The charges for the three and nine months ended September 30, 2023, primarily were composed of costs for employee severance and benefits, accelerated depreciation and other shutdown costs related to this planned closure. The charges for the three and nine months ended September 30, 2023, also include costs recorded to reflect the damage to assets, less anticipated insurance receipts, incurred as a result of the fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility. During future periods, the company anticipates receiving additional insurance proceeds for replacement costs and business interruption coverage which will be recorded as a gain. In the third quarter of 2022, Ball announced the closures of its aluminum beverage can manufacturing facilities in Santa Cruz, Brazil, Phoenix, Arizona, and St. Paul, Minnesota, which ceased production in the third quarter of 2022, the fourth quarter of 2022 and the first quarter of 2023, respectively. The charges for the three and nine months ended September 30, 2022, were composed of estimates for employee severance and benefits, accelerated depreciation and other shutdown costs related to these closures.

Notes to the Condensed Financial Statements (Third Quarter 2023)

(2)	During the third quarter of 2023, Ball entered into an Agreement to sell all of the outstanding equity interests in Ball’s aerospace business. The charges for the three and nine months ended September 30, 2023, were primarily composed of transaction costs related to this potential sale. During the third quarter of 2022, Ball sold its Russian aluminum beverage packaging business and recorded a gain of $222 million. When considering the impairment loss recorded during the second quarter 2022 of $435 million, the impairment loss net of gain on the sale of the Russian business was $213 million for the nine months ended September 30, 2022. This loss for the nine months ended September 30, 2022, was offset by a gain of $298 million from Ball selling its remaining 49 percent owned equity method investment in Ball Metalpack.

2. Non-U.S. GAAP Measures (continued)

A summary of the effects of non-comparable items on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2023	2022	2023	2022

Net earnings attributable to Ball Corporation	$203	$392	$553	$664
Net earnings attributable to noncontrolling interests, net of tax	1	2	4	12
Net earnings	204	394	557	676
Equity in results of affiliates, net of tax	(3)	12	(13)	(7)
Tax provision (benefit)	2	38	79	139
Earnings before taxes	203	444	623	808
Total interest expense	122	79	350	218
Earnings before interest and taxes	325	523	973	1,026
Business consolidation and other activities	47	(163)	61	23
Amortization of acquired Rexam intangibles	34	33	102	102
Comparable Operating Earnings	$406	$393	$1,136	$1,151

Notes to the Condensed Financial Statements (Third Quarter 2023)

2. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

	Twelve	Less: Nine	Add: Nine
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2022	2022	2023	2023

Net earnings attributable to Ball Corporation	$719	$664	$553	$608
Net earnings attributable to noncontrolling interests, net of tax	13	12	4	5
Net earnings	732	676	557	613
Equity in results of affiliates, net of tax	(7)	(7)	(13)	(13)
Tax provision (benefit)	159	139	79	99
Earnings before taxes	884	808	623	699
Total interest expense	330	218	350	462
Earnings before interest and taxes	1,214	1,026	973	1,161
Business consolidation and other activities	71	23	61	109
Amortization of acquired Rexam intangibles	135	102	102	135
Comparable Operating Earnings	1,420	1,151	1,136	1,405
Depreciation and amortization	672	510	509	671
Amortization of acquired Rexam intangibles	(135)	(102)	(102)	(135)
Comparable EBITDA	$1,957	$1,559	$1,543	$1,941

Total interest expense	$(330)	$(218)	$(350)	$(462)
Debt refinancing and other costs	18	2	-	16
Interest expense	$(312)	$(216)	$(350)	$(446)

Total debt at period end				$9,591
Cash and cash equivalents				(1,335)
Net Debt				$8,256

Comparable EBITDA/Interest Expense (Interest Coverage)				4.4	x
Net Debt/Comparable EBITDA				4.3	x